Exhibit 21.1

SANDRIDGE ENERGY, INC. SUBSIDIARIES

Entity Name	State of Organization
Integra Energy, L.L.C.	Texas
Lariat Services, Inc.	Texas
SandRidge Exploration and Production, LLC	Delaware
SandRidge Holdings, Inc.	Delaware
SandRidge Midstream, Inc.	Texas
SandRidge Operating Company	Texas
SandRidge Realty, LLC	Oklahoma